CFO ONCALL
"Knowledge You Deserve"

Sent VIA: USPS Certified Mail,
Return Receipt Requested
7013 2630 0000 1531 2053
and email

August 26, 2014

Mr. Jacob Gitman, CEO &
The Board of Directors
Basta Holdings, Corp.
111 Kane Concourse, Suite 518
Bay Harbor Islands, FL 33154

RE: Resignation of Adam Wasserman

Dear Mr. Gitman and Members of the Board of Directors:

This letter to serve as written notice of my resignation as the Chief Financial Officer and Director of Basta Holdings, Corp. to be effective immediately.

My resignation of such offices is not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Sincerely,

Adam Wasserman

Adam Wasserman
CFO Oncall, Inc.